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FOR IMMEDIATE RELEASE


               LUMINEX CORPORATION ADOPTS STOCKHOLDER RIGHTS PLAN

Austin, Texas, June 20, 2001 -- Luminex Corporation (Nasdaq:LMNX) announced today that its Board of Directors has adopted a Rights Plan designed to protect Company stockholders from coercive or unfair takeover techniques. Terms of the Rights Plan provide for a dividend distribution of one Right for each outstanding share of Common Stock to holders of record at the close of business on July 2, 2001. The Rights Plan would be triggered if an acquiring party accumulates 20% or more of the Company's Common Stock and would entitle holders of the Rights to purchase either the Company's stock or shares in an acquiring entity at half of market value. The Company would generally be entitled to redeem the Rights at $.01 per Right at any time until the tenth day following the time the rights become exercisable. The Rights will expire on June 20, 2011.

Commenting on the Rights Plan, Mark Chandler, the Company's Chairman and Chief Executive Officer, said: "The adoption of the Rights Plan is merely a means of safeguarding against abusive takeover tactics and is not in response to any accumulation of shares or hostile takeover attempt. In fact, we are not aware of any effort to acquire the Company. The Board of Directors believes that the Rights Plan represents a sound and reasonable means of safeguarding the interests of the Company's stockholders." Mr. Chandler noted that the Rights Plan is similar to those adopted by over 2000 other public companies, and that details of the new Plan will be outlined in a Form 8-K filing with the SEC and a letter to be mailed to the Company's stockholders of record on July 2, 2001.

Contact: Mike Bengtson, Executive Vice President and General Counsel,
512-381-4331

Luminex Corporation develops, manufactures and markets proprietary biological testing technologies with applications throughout the life sciences industry. The company's LabMAP(TM) system is an open-architecture, multi-analyte technology platform that delivers fast, accurate and cost-effective bioassay results to markets as diverse as pharmaceutical drug discovery, clinical diagnostics and biomedical research, including the genomics and proteomics research markets. The company's LabMAP technology is sold worldwide and is already in use in leading research laboratories as well as major pharmaceutical, diagnostic and biotechnology companies. Further information on Luminex Corporation or LabMAP can be obtained on the Internet at http://www.luminexcorp.com.

Statements made in this press release that express Luminex's or management's intentions, plans, beliefs, expectations or predictions of future events are forward-looking statements. The words "believe," "expect," "intend," "estimate," "anticipate," "will" and similar expressions are intended to further identify such forward-looking statements. It is important to note that the company's actual results or performance could differ materially from those anticipated or projected in such forward-looking statements. Factors that could cause Luminex's actual results or performance to differ materially include risks and uncertainties relating to market demand and acceptance of Luminex's products, the company's dependence on strategic partners for



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development and distribution of products, competition, Luminex's ability to scale-up manufacturing operations, potential shortages of components and the timing of regulatory approvals, as well as the risks discussed under the heading "Factors That May Affect Future Results" in Luminex's annual report on Form 10-K for the year ended December 31, 2000, as filed with the Securities and Exchange Commission. The forward-looking statements contained herein represent the judgment of Luminex as of the date of this press release, and Luminex expressly disclaims any intent, obligation or undertaking to update or revise such forward-looking statements to reflect any change in Luminex's expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.